Exhibit 5.1

HOLLAND & KNIGHT LLP

2099 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

June 14, 2004

Analex Corporation

5904 Richmond Highway

Suite 300

Alexandria, VA 22303

Gentlemen:

We are furnishing this opinion of counsel to Analex Corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) an additional 400,000 shares (the “Plan Shares”) of the Company’s Common Stock, $0.02 par value per share (the “Common Stock”) to be issued pursuant to the Company’s Amended and Restated Employee Stock Purchase Plan (the “Plan”); and (ii) the resale by certain shareholder of up to 875,725 shares of Common Stock (the “Resale Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related reoffer prospectus, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that, at the time the Plan Shares are issued, the Company will have sufficient authorized and unissued shares of Common Stock.

We are of the opinion that the additional Plan Shares that may be issued and sold pursuant to the Plan will be, when issued and sold in accordance with the terms and provisions of the Plan, duly authorized, legally issued, fully paid and nonassessable, and that the Resale Shares, when sold in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We also consent to being named as counsel to the Company in the Registration Statement, the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP